CUDD & ASSOCIATES
                             10157 East Fair Circle
                            Englewood, Colorado 80111
Telephone:  (303) 861-7273     FAX:  (303) 683-1526     E-mail:  pat@cuddlaw.com

                                 March 14, 2003






Board of Directors
Rub A Dub Soap, Inc.
13279 West Ohio Avenue
Lakewood, Colorado  80228

Dear Ms. Powell:

     I have acted as counsel to Rub A Dub Soap, Inc., a Colorado corporation (the "Company"), in connection with the Registration Statement on Form SB-1, including all pre- or post-effective amendments thereto (collectively, the "Registration Statement"), which Amendment Number 4 to the Registration Statement is being filed with the U.S. Securities and Exchange Commission under
Section 5 of the Securities Act of 1933 on or about the date hereof. The Registration Statement relates to a maximum of 800,000 shares (the "Shares") of common stock, $.001 par value per share, being offered by the Company.

     In connection with this opinion, I have examined the Company's Articles of Incorporation; the Company's Bylaws; minutes of the Company's corporate proceedings and unanimous written consents in lieu thereof, as made available to me by the sole executive officer and director of the Company; executed copies of such Registration Statement, and all exhibits thereto in the form filed with the Commission; and such matters of law deemed necessary by me in order to deliver the within opinion.

     In the course of my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, I have relied upon information furnished to me by the sole executive officer and director of the Company.

     On the basis of the foregoing, and solely in reliance thereon, I am of the opinion that the Shares have been duly authorized and, upon effectiveness of the Registration Statement by order of the Securities and Exchange Commission (or upon the twentieth day following the filing of an amendment indicating the intention to become effective by operation of the terms of Section 8(a) of the Securities Act of 1933) and the necessary state securities authorities and upon

Board of Directors
Rub A Dub Soap, Inc.
March 14, 2003
Page 2


delivery of the Shares to subscribers against payment therefor in the manner described in the Registration Statement, the Shares have been or will be validly issued, fully-paid and nonassessable.

     I hereby consent to the filing of this letter as Exhibit (5) to the Registration Statement and to the reference to Cudd & Associates in the Registration Statement.

                                                 Very truly yours,

                                                 CUDD & ASSOCIATES


                                                 /s/ Patricia Cudd

                                                 Patricia Cudd

PC:das